EXHIBIT 99.1

Jenifer Kirtland Maxtor Investor Relations (408) 324-7056 jenifer_kirtland@maxtor.com

MAXTOR CORPORATION ANNOUNCES PRICING OF
6.80% SENIOR CONVERTIBLE NOTES DUE 2010

MILPITAS, CA, May 2, 2003 – Maxtor Corporation (NYSE: MXO) announced today the pricing of its $200 million in aggregate principal amount of senior convertible notes due 2010 sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes. The sale of the notes is subject to certain conditions and is expected to close on May 7, 2003.

The notes will bear interest at a rate of 6.80 percent per annum and will be convertible into the Company’s common stock at a conversion rate of 81.5494 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances (equal to an initial conversion price of $12.26 per share). The initial conversion price represents a 125 percent premium over the closing price of the Company’s common stock on May 1, 2003, which was $5.45 per share.

The Company may not redeem the notes prior to May 5, 2008. Thereafter, the Company may redeem the notes at 100% of their principal amount, plus accrued and unpaid interest, if the closing price of its common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 130% of the conversion price on such trading day.

The Company will use the net proceeds to purchase shares of its common stock and for repayment of indebtedness, investments, acquisitions, general corporate purposes and working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company’s Form 10-K for the year ended December 28, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company’s business.